Exhibit 10.3

ZIM INTEGRATED SHIPPING SERVICES LTD.

(the "Company")

Date: ___________________

Attn:

Mr./Ms. _____________________

Letter of Exculpation and Indemnification

WHEREAS	the Company has resolved (by virtue of, and as recommended by a resolution of the Compensation Committee dated November 27, 2020, and approved by a resolution of the Audit Committee dated November 27, 2020, a resolution of the Board of Directors dated November 30, 2020, and a resolution of the Company's Shareholders dated December 22, 2020 (collectively referred to as the "Exculpation and Indemnification Resolution") to approve the grant of an advanced exculpation to the Company's Officers as shall be from time to time (while the aforesaid shareholders' resolution concerned the grant of such letters to directors only) from liability arising out of breach of the duty of care towards the Company as well as the grant of an advanced undertaking to indemnify the Company's Officers, for any liability imposed on them in connection with their Actions (as defined below) in the Company and its Subsidiaries (as defined below), committed in their capacity as Officers of the Company to the fullest extent permitted by the Companies Law and pursuant to the terms and subject to the conditions set forth in this letter of exculpation and indemnification (the "Letter of Exculpation and Indemnification", or the "Letter"); and

WHEREAS	you serve and/or have served as an Officer of the Company or fulfilled a position, on the Company's behalf, in any Subsidiary; and

WHEREAS	the Exculpation and Indemnification Resolution shall apply, subject to any applicable law, also to Actions committed prior to the date of this Letter of Exculpation and Indemnification (all without derogating from the Company’s existing letters of indemnifications, provided however that the Company shall not be required to indemnify the Officers twice for the same event, and provided further that the Maximum Indemnification Amount shall be as set forth in clause 4.1 to this Letter of Exculpation and Indemnification)

The Company herby respectfully advises you as follows:

1.	Subject to the provisions of the Companies Law, the Company hereby exculpates you in advance, from any past or future liability towards the Company, for damages caused or that shall be caused to it as a consequence of a breach of the duty of care towards the Company arising in connection with your Actions, committed in good faith, except for breach of your duty of care in connection with any Distribution, made in your capacity as an Officer of the Company and/or of any Subsidiary on the Company's behalf.

The undertaking of the Company to exculpate you in advance will not derogate from the Company's undertaking to indemnify you in accordance with this Letter of Exculpation and Indemnification.

2.	Subject to the provisions of the Companies Law and this Letter of Exculpation and Indemnification, the Company shall indemnify you for any liability or expense, as detailed below, imposed upon you for actions taken (including actions preceding the date of this Letter) and/or actions that will be taken, by virtue of your service as an Officer of the Company or an Officer on behalf of the Company in a company controlled by the Company or in which the Company has an interest (such companies being referred to herein as the "Subsidiaries"), as follows:

2.1.	A financial liability that you incur or that is imposed on you in favor of another person pursuant to a judgment, including a judgment given in a settlement entered into consistent with the terms of this Letter or a decision of an arbitrator that is enforceable against you, provided that such acts pertain to one or more of the events set out in the Addendum hereto (the "Addendum") which the Company's Board of Directors determined to be events that are likely to occur in light of the operations of the Company;

2.2.	Reasonable litigation expenses, including legal fees that you incur or which you are ordered to pay by a court in connection with proceedings filed against you by or on behalf of the Company or by a third party, or in a criminal proceeding in which you are acquitted, or in a criminal proceeding in which you are convicted of a felony but which does not require criminal intent;

2.3.	Reasonable litigation expenses, including legal fees that you incur in connection with an investigation or proceeding conducted against you by an authority authorized to conduct such investigation or proceeding and which concluded without the filing of an indictment against you and without you being subject to a financial obligation as a substitute for a criminal proceeding, or that concluded without the filing of an indictment against you but with the imposition of a financial obligation as a substitute for a criminal proceeding relating to an offence which does not require proof of criminal intent, or in connection with a monetary sanction, all within the meaning of the relevant terms in the Companies Law;

2.4.	A financial liability that you incur for payment to persons or entities harmed as a result of violations in Administrative Proceedings, as detailed in Section 52.54(a)(1)(a) of the Israeli Securities Law, 1968 (the "Securities Law"). For this purpose "Administrative Proceeding" shall mean a proceeding pursuant to Chapters H3 (Imposition of Monetary Sanction by the Israel Securities Authority), H4 (Imposition of Administrative Enforcement Means by the Administrative Enforcement Committee) or I1 (Settlement for the Avoidance of Commencing Proceedings or Cessation of Proceedings, Conditioned upon Conditions) of the Securities Law, as shall be amended from time to time;

2.5.	Expenses that you incur in connection with Administrative Proceedings (as defined above) you were involved in, including reasonable litigation fees and attorneys’ fees;

2.6.	Any other event, occurrence, matter or circumstance under any law with respect to which the Company may, or will be able to, indemnify you (including, without limitation in accordance with Section 50P of the Israeli Economic Competition Law of 1988 (the "RTP Law"), if and to the extent applicable).

3.	For the avoidance of doubt, any reference to “expenses” shall include all reasonable attorneys’ fees, court costs, transcript costs, fees of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other out-of-pocket disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a proceeding enumerated above or an appeal resulting from a proceeding to which you are a party.

4.	Amount of Indemnification

4.1.	The total amount of indemnification which the Company shall pay to all the Officers entitled to indemnification according to all Letters of Exculpation and Indemnification, issued or to be issued by the Company pursuant to the Exculpation and Indemnification Resolution together, in connection with one or more of the events set forth in the Addendum, shall not exceed the higher of: (a) in relation to indemnification granted in connection with an offering to the public of the Company's securities, the aggregate gross amount of proceeds from the sale by the Company and/or any shareholder of the Company in connection with such public offering; (b) 25% of the Company’s shareholders' equity pursuant to its latest consolidated financial statements published prior to the time of actual indemnification; (c) a sum in New Israeli Shekels equal to U.S. $300,000,000 (three hundred million United States dollars) (the "Maximum Indemnification Amount"). All amounts received by any Officer arising out of an insurance policy and/or in any other manner with respect to the same event shall be deducted from the actual payment of the indemnification amount. The indemnification payment shall also cover all amounts that are in excess of the liability covered by the directors' & officers' liability insurance policy, to the extent it exists, including the deductible amount.

4.2.	The Maximum Indemnification Amount shall not be affected in any way by the existence of, or payment under, insurance policies. Payment of indemnification shall not affect your right to receive insurance payments, if you receive the same (either personally or through the Company); however, the Company will not be required to indemnify you for any sums that were, in fact, already paid to you or paid on your behalf (in each case, without any obligation for you to repay any such amount) in respect of insurance or any other indemnification obligations made to you or on your behalf by any third party, except with respect to any excess beyond the amount paid. In the event there is any payment made to you or on your behalf (in each case, without any obligation for you to repay any such amount) under this Letter and such payment is covered by an insurance policy, the Company shall be entitled to collect such amount of payment from the insurance proceeds and you shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

4.3.	If the aggregate indemnification payments which the Company shall be required to pay exceed the Maximum Indemnification Amount or the balance thereof (as applicable at such time) according to clause 4.1 above, the Maximum Indemnification Amount or the balance thereof, as the case may be, shall be allocated between the Officers entitled to indemnification, such that the actual indemnification amount that will be paid to each of these Officers shall be equal to the ratio between the indemnification amount due to each of these Officers (in accordance with clauses 2 and 3 above) and the actual amount due all of the Officers (in accordance with clauses 2 and 3 above), in the aggregate, for the same event.

5.	Interim Payments

5.1.	Upon the occurrence of an event with respect to which you may be entitled to indemnification as aforesaid, the Company shall, from time to time, shall make available to you, on the date on which such amounts are first payable by you, the funds that will be required to cover the expenses and payments associated with the handling of the legal proceedings connected with such event (including: attorney’s fees, court fees, securities and bonds which you may be required to post or deposit), such that you will not be required to fund or pay and/or provide them yourself, all subject to the terms and conditions of this Letter of Exculpation and Indemnification. Advances shall be unsecured and interest free. Advances shall be made without regard to your ability to repay the expenses and, subject to clause 6.10 below, without regard to your ultimate entitlement to indemnification under the provisions of this Letter. The payments of any such amounts shall be made by the Company directly to you (if you actually made the payment of such amount) or the relevant third party (if you have not yet made payment of such amount), as soon as practicable, but in any event no later than seven days after written demand by you therefor to the Company, and any such payment shall be deemed to constitute indemnification hereunder. As part of the aforementioned undertaking, the Company will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court, governmental or administrative body, or an arbitrator, including for the purpose of substituting liens imposed on your assets.

6.	Without derogating from the foregoing, the indemnification pursuant to this Letter of Exculpation and Indemnification shall be subject to the following terms:

6.1.	You shall notify the Company in writing of any legal proceedings and/or investigation initiated against you, or of any possibility or notice that such proceedings and/or investigation may be initiated against you with regard to any event to which the indemnification pursuant to this Letter of Exculpation and Indemnification may apply (jointly and severally, the "Proceedings") as promptly as practicable following your first becoming aware of such Proceedings, and you shall forward to the Company and/or to whomever the Company will instruct you, any document which is in your possession and/or delivered to you in connection with the Proceedings. If, at the time of receipt of notice from you, the Company has Officers’ liability insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in any such policy. The failure to notify the Company pursuant to this clause 6.1 will not relieve the Company from any liability it may have to you under this Letter unless and only to the extent such failure to provide notice materially prejudices the Company’s ability to defend such action.

6.2.	The Company, alone or jointly with any other indemnifying party, shall be entitled, in adequate promptness, to undertake the conduct of your defense in respect of such Proceedings and/or to deliver the handling of the conduct thereof to any attorney which the Company may appoint for that purpose (except in case that such attorney is not acceptable to you for reasonable reasons and in such case you will be entitled to appoint your own attorney, subject to the provisions below as to the attorney's fees). In case that the Company fails to assume the defense of such Proceedings within 30 days of the date of your notice as set forth above, you shall be entitled to appoint an attorney of your own, and the following rules shall apply as if an attorney was appointed by the Company, mutatis mutandis, including with regard to the attorney's fees. Notwithstanding the foregoing, (i) you shall have the right to retain separate counsel in any such Proceeding at your expense; and (ii) if (A) the retention of separate counsel by you has been previously authorized by the Company, or (B) the Company shall have in good faith reasonably concluded that there may be a conflict of interest between the Company and you in the conduct of such defense, or (C) the Company shall cease the retention of such counsel to defend such Proceeding, then the fees and expenses actually and reasonably incurred by you with respect to retention of separate counsel shall be subject to indemnification hereunder.

6.3.	The Company and/or the said counsel shall have the right to conduct the defense as they see fit (provided that the Company shall conduct the defense diligently and in good faith). The appointed counsel shall act and shall owe duty of loyalty to the Company and to you. In the event that the Company decides to settle a monetary obligation by arbitration, mediation or settlement, the Company shall be entitled to do so, as long as (a) the lawsuit or the threat of a lawsuit against you shall be fully withdrawn; (b) the amount of such obligation or settlement is fully indemnifiable pursuant to this Letter and/or applicable law; and (c) any such obligation or settlement does not impose any penalty or limitation on you or require the admission of wrongdoing by you. In the event that clause (c) is not met, the Company may only settle a monetary obligation or decide a monetary obligation by arbitration, mediation or settlement after obtaining your prior written consent. Notwithstanding the aforesaid, in the event of criminal indictment against you, the Company shall not be permitted, without your prior written consent, to cause the conclusion of any Proceedings by means of settlement and/or arrangement and/or settlement through arbitration, reconciliation or mediation.

6.4.	At the Company’s request, you shall sign any document authorizing the Company and/or any counsel as aforesaid to handle the defense in your name in the said Proceedings and to represent you in connection therewith.

You shall cooperate with the Company and/or with any such counsel as aforesaid, and follow all the instructions of the insurer under any directors' and officers' liability insurance policy, if such policy applies to the case, in reasonable manner in accordance with the request of each of the Company or such counsel in connection with their activity relating to such Proceedings (including the execution of power of attorney to handle and represent you in the Proceedings as well as your signature on petitions, affidavits and any other document), provided, however, that the Company or the insurer shall procure that all your costs connected with such Proceedings shall be covered so that you shall not be required to pay or provide funding for the same, all subject to the provisions of clause 4.1 above.

6.5.	It is clarified and emphasized that the provisions relating to the appointment of counsel by you, are subject to the provisions of the directors' and officers' liability insurance policy and the obligations of the Company or the Subsidiary pursuant thereto, and therefore, the provisions of this clause 6 concerning the appointment of counsel by you shall not apply in the event that such appointment shall allow the insurance company to be discharged from its obligations under the insurance policy or to reduce its obligations thereunder.

6.6.	Your indemnification in connection with the Proceedings against you, as set forth in this Letter, will not be enforceable in connection with amounts that you shall be required to pay as a result of a settlement, arbitration or mediation effected without the Company’s prior written consent.

6.7.	In the event the indemnification hereunder is being paid in respect of your service as an Officer in any Subsidiary, such indemnification will only be paid after all your rights to insurance and indemnification from such Subsidiary will have been exhausted, if and to the extent they exist.

6.8.	The Company shall not be required to make any payments pursuant to this Letter of Exculpation and Indemnification, if such payments were actually paid to you or on your behalf or in your stead, in any way whatsoever under an insurance policy procured by the Company or any Subsidiary, or pursuant to any indemnification undertaking that was made by any third party other than the Company.

If the Company has paid such amounts, then, upon the Company's demand, you shall assign to the Company all your rights to receive payments from the Subsidiary and/or the insurer and you shall authorize the Company to collect such amounts on your behalf, to the extent that such authorization is required for the implementation of this clause. In addition, and without derogating from the aforesaid, it is clarified that in the event that after the Company has paid you funds in connection with an event pursuant to this Letter of Exculpation and Indemnification, you receive funds in connection with such event from any source (except the Company) in connection with such event, you shall repay the Company any and all amounts that will be paid to you which exceed the amount set forth in clause 4.1 above.

6.9.	Upon your request for payment pursuant to this Letter of Exculpation and Indemnification in connection with any event, the Company shall take all required actions pursuant to any applicable law to make such payment and shall procure that any authorization of such payment, if required, will be obtained. If any required authorization connected with such payment is not obtained, for whatever reason, then such payment or the unauthorized portion thereof shall be subject to the approval of the court and the Company shall endeavor to obtain such approval.

6.10.	In the event that the Company pays you or on your behalf amounts pertaining to this Letter of Exculpation and Indemnification in connection with any Proceedings, including interim payments as provided under clause 5 above, and thereafter it shall be found that you are not entitled to indemnification from the Company for such amounts, such payments shall be considered as a loan that was granted to you by the Company, which shall bear the minimal interest rate set forth in clause 3(9) of the Income Tax Ordinance (New Version) of 1961 (the "Income Tax Ordinance"), as may be replaced from time to time and not deemed taxable benefit, and you shall be required to refund such amounts, together with the applicable VAT calculated on the interest, as provided by law, upon the Company’s written demand and pursuant to the repayment schedule determined by the Company. (You must confirm your agreement to this Letter of Exculpation and Indemnification, including to this clause, in writing).

7.	The obligations of the Company according to this Letter shall remain valid even if you have ceased to be an Officer of the Company, provided that acts for which you are given a commitment of indemnification were performed or shall be performed during your service as an Officer of the Company. This Letter shall be binding upon the Company and its successors and assigns. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to you, expressly to assume and agree to perform this Letter in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

8.	Definitions

In this Letter, the following terms shall have the meaning ascribed to them below:

"Companies Law" – the Israeli Companies Law of 1999, as shall be amended from time to time, or any law that will replace it.

"Officer" - any individual who serves from time to time in the Company as Office Holder (in Hebrew - "nos'e misrah") ,as defined in the Companies Law (including alternate director) and including any Office Holder serving as an Office Holder in any Subsidiary at the Company’s request.

"Action" or any derivative thereof - including an act, a decision or an omission, or any of their derivatives, and including your Actions before the date of this Letter of Exculpation and Indemnification that were made during your term of service as an Officer of the Company.

This Letter shall be neutral with regard to gender.

9.	The Company’s undertakings pursuant to this Letter of Exculpation and Indemnification shall be broadly interpreted and in such manner that shall facilitate their validity, to the extent permitted by applicable law, and for the purpose for which they were intended. In the event of contradiction between any provision of this Letter of Exculpation and Indemnification and any provision of applicable law, the provision of the applicable law shall prevail, but shall not limit or diminish the validity of the remaining provisions of this Letter.

10.	It is emphasized that this Letter of Exculpation and Indemnification does not constitute a contract for the benefit of any third party and is not assignable.

11.	The rights of indemnification and to receive advancement as provided by this Letter shall not be deemed exclusive of any other rights to which you may at any time be entitled under applicable law, the Amended and Restated Articles of Association of the Company, any agreement, a vote of shareholders or a resolution of directors, or otherwise. To the extent that a change in Israeli law, whether by statute or judicial decision, permits greater indemnification or advancement than would be afforded currently under the Amended and Restated Articles of Association of the Company or this Letter, it is the intent of the parties hereto that you shall enjoy by this Letter the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

12.	The Addendum to this Letter of Exculpation and Indemnification constitutes an integral part hereof.

13.	This Letter of Exculpation and Indemnification is subject to the provisions of the Third Chapter of the Sixth Part of the Companies Law.

14.	This Letter of Exculpation and Indemnification shall be governed by the laws of the State of Israel and the competent court in Haifa shall have the exclusive jurisdiction over any dispute arising out of its implementation.

IN WITNESS whereof the Company has hereunto signed, by means of its duly authorized signatories.

ZIM Integrated Shipping Services Ltd.

I hereby acknowledge receipt of this Letter of Exculpation and Indemnification, and confirm my consent to the terms hereof, including to clause 6.10 above.

_______________________________

The Officer

ADDENDUM

List of Types of Events

1.	Any issuance of the Company’s securities and/or listing of the Company’s securities for trading on a stock exchange in the U.S., Israel or any other country, including without limitation, a public offering pursuant to a prospectus, a private offering, an offer for sale, the issuance of bonus shares or any offer of securities in any other manner;

2.	An event arising from the Company being a public company or arising from the fact that its shares were offered to the public or arising from the fact that the Company's shares are traded on a stock exchange in the U.S., Israel or any other country;

3.	Conducting tender offers and anything related thereto;

4.	Actions connected with a "Transaction", as defined in Section 1 of the Companies Law, or an arrangement, including negotiations for entering into a transaction, the transfer, payment, receipt of credit, sale or purchase of assets or liabilities, including, without derogating from the generality of the foregoing: goods, real estate, Securities or rights, or the grant or receipt of a right to any of the foregoing, including purchase offers of any kind and other transactions in Securities that the Company or any Subsidiary has issued, all, whether the Company or the Subsidiary are a party thereto or not, and including disclosure of information and documents with respect to such "Transaction".

5.	Resolutions and/or acts relating to approval of transactions with stakeholders, as such transactions are defined in Chapter 5 of Part VI of the Companies Law;

6.	Any liability arising under any administrative, regulatory, judicial or civil actions orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation of Section 50P of the RTP Law.

7.	Report or notice filed in accordance with any applicable law, including, without derogating from the generality of the foregoing, the Companies Law and/or the Securities Law, and/or the Income Tax Ordinance and/or the Value Added Tax Law of 1975, including any regulations or provisions promulgated pursuant thereto or in accordance with laws or provisions which apply outside of Israel, or report or notice filed by the stock exchange in Israel or outside Israel, including refraining from filing of such report or notice, and/or an impairment in a disclosure included in such reports and/or in the timing of their submission and/or violation of the provisions of the laws mentioned above (without derogating from the generality of the foregoing, including with regard to your personal declarations made in connection with the Company and/or the Subsidiary and their reports, required by law).

8.	Adoption of the findings of external opinions for the purpose of the issuance of an immediate report, prospectus, financial statements or any other disclosure document;

9.	Actions which are the result of the Company being a subsidiary of a public company and/or a company that has a special state share and/or that has issued bonds to institutional investors.

10.	Events that effect or might have material effect on the Company’s and/or the Subsidiary’s profitability, properties or on their rights or obligations.

11.	Actions connected with voting rights in held companies.

12.	Actions connected with investments that the Company and/or the Subsidiary perform which are conducted in stages before and/or after the performance of such investments, for the purpose of entering into a Transaction, the implementation thereof, development, follow up and supervision thereon, including Actions on behalf of the Company and/or for the Subsidiary as a director/Officer in the corporation which is the subject matter of such investment is made, and similar Actions.

13.	Actions connected with the purchase or sale of companies, legal entities or assets, and events directly or indirectly, related to restrictive practices, including, cartel, monopoly, spin-offs or mergers.

14.	Actions connected with your office in the Company having implications on the following events in the Subsidiary or otherwise related to your position as an Officer:

14.1.	Events related to workplace safety, workplace injuries and product quality including both personal injuries or damage to property;

14.2.	Events directly or indirectly, related to environmental damage and/or Actions or omissions which have caused or may cause damage to the environment.

15.	Actions in connection with the restructure of the Company or any Subsidiary, their reorganization or any decision related thereto, including, without derogating from the generality of the foregoing: merger, spin-off, changes to the their share capital, their liquidation or sale and allotment or distribution.

16.	Consolidation, change or revision of arrangements between the Company and the shareholders and/or holders of bonds and/or banks and/or creditors of the Company or of any entities affiliated with the Company, including the preparation or revision of the trust deeds, bonds and outline and arrangement documents in general;

17.	Actions connected with employment and commercial relations, including with employees, independent contractors, concessioners, customers, suppliers and service providers of all sorts.

18.	Statements and declarations, including the expression of a position or an opinion made in good faith in the capacity and by virtue of the office in the Company, including those made in the framework of discussions in organs of the Company and/or any Subsidiary (including in meetings of the Board of Directors or a committee thereof).

19.	Information, representations, professional opinions, financial statements, report or notice connected to the operations of the Company or any Subsidiary, given to any third party and/or governmental authority and/or regulatory authority and/or another entity, in Israel and outside of Israel (including refraining from submitting a report or a notice, and/or an impairment in a disclosure included in such report or notice, or in the timing of their submission).

20.	Actions taken as part of legal proceedings of the Company or any Subsidiary or against them, including (without derogating from the generality of the foregoing), any legal or administrative proceedings, in Israel or outside of Israel, in matters, directly or indirectly, connected to their operations, and, in addition and without derogating from the generality of the foregoing, any matters connected with restrictive practices (including – cartels, mergers and monopolies) and/or environmental issues or with other legislative provisions, procedures or standards as they may be in effect in Israel or outside of Israel with respect to environmental issues and relating, inter alia, to pollution, protection of health, manufacturing procedures, dissemination, use, handling, storing and transportation of certain materials, including liability for personal injuries, damage to property and environmental damages.

21.	Events, directly or indirectly, connected with an Action and/or an omission by the Company and/or any Subsidiary and/or yourself, in the capacity of your office in the Company or in any Subsidiary as aforesaid, which include incompliance with, or violation of, any law, whether in Israel or outside of Israel, including (without derogating from the generality of the foregoing) – statutory provisions (including secondary legislation) such as restrictive practices law, money laundering prohibition law, the consumer protection law, law for the prevention of air pollution, as well as incompliance and/or violation by the Company or by yourself of a direction and/or instruction and/or a permission and/or a letter of agreement and/or a judgment and/or a decree issued by a governmental or regulatory authority and/or any other entity, whether in Israel or abroad.

22.	Events connected to payment or payment demands, to which the Company is subject by virtue of the law.

23.	Events connected with the issuance or receipt of licenses, permits and approvals in Israel and abroad, including permits connected with the Company’s holdings of its held companies (including permits granted to the Company as a condition to its holdings in held companies), and the fulfillment of conditions provided therein, including submission of information connected to such aforementioned licenses, permits and approvals as well as events connected with the update or change of any of their conditions.

24.	Actions connected with moneys and financing, including the implementation of financial investments, financial hedging, transactions with financial institutes or lenders and creditors; as well as any Action concerning the Company’s financial statements and their approval and the internal controls of the Company, and Actions connected with risk management (including credit risk, currency, insurance and legal and operational risks) and insurance coverage.

25.	Any Action that is not in compliance with the Company’s or any Subsidiary's resolutions and/or Articles of Association and/or Memorandum of Association and/or constitutional documents.

26.	Actions related to the shareholders and/or holders of rights in the Company and/or any Subsidiary, including Actions connected with Distribution (as defined in the Companies Law) to the shareholders of, and/or the holders of rights in, the Company and/or any Subsidiary.

27.	Delivery of information to the Company’s Interested Parties (as defined in the Securities Law).

28.	Actions connected to the on-going management of the Company.

29.	Providing guarantees to secure the obligations of the Company and its subsidiaries.

In this Letter of Exculpation and Indemnification the following defined terms shall have the following meaning:

"Transaction" and "Securities" - as defined in Section 1 of the Companies Law

Any event in this Letter of Exculpation and Indemnification which refers to the performance of any Action shall be interpreted as applying also to the failure or refraining from taking such Action as well to a decision and/or absence of a decision concerning such Action.

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